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                                                                 Exhibit (23)(a)

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Jefferies Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Jefferies Group, Inc. of our report dated January 20, 2003, relating to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income
(loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Jefferies Group, Inc.

/s/ KPMG LLP

Los Angeles, California
July 14, 2003